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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8 for the Registration of 1,516,637 shares of Omnicell, Inc.'s common stock) pertaining to the Omnicell, Inc. 1999 Equity Incentive Plan and 1997 Employee Stock Purchase Plan of our report dated February 26, 2001 (except for Notes 18 and 19, as to which the date is August 3, 2001), with respect to the consolidated financial statements and schedule of Omnicell, Inc. for the year ended December 31, 2000, included in the Registration Statement (Form S-1 No. 333-57024) and the related Prospectus of Omnicell, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
February 11, 2002

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS